EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement"), dated November [16], 2023 is entered into by and between Centrus Energy Corp., a Delaware corporation ("Centrus" or the "Company"), and Amir Vexler ("Executive"). Centrus and Executive shall collectively be referred to as the "Parties" and individually as a "Party."

WHEREAS, the Company desires to secure for itself the services of Executive, and Executive wishes to furnish such services to the Company, pursuant to the terms and subject to the conditions hereinafter set forth.

WHEREAS, certain capitalized terms shall have the meanings given those terms in Section 3 of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1. **Employment**. The Company and Executive agree that Executive's employment with the Company will commence on December 4, 2023 (the "Effective Date"). During the period of December 4, 2023 through December 31, 2023, Executive shall serve as advisor to the Company's Board of Directors (the "Board"), coordinate with the Company's current Chief Executive Officer regarding the transition of his duties in such role, and prepare with other executives and employees to take on the roles of President and Chief Executive Officer of the Company. Commencing on January 1, 2024, Executive shall serve as the Company's President and Chief Executive Officer, and shall report to the Board. While he serves as President and Chief Executive Officer of the Company, Executive will also serve as a member of the Board of Directors of the Company. Executive hereby accepts these positions and agrees to perform Executive's duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1 Employment Term. This Agreement shall be effective as of the Effective Date and shall terminate in accordance with the provisions of Section 2 below. The period commencing on the Effective Date and ending on the date on which the term of Executive's employment under the Agreement shall terminate is hereinafter referred to as the "Employment Term."

1.2 Duties, Responsibilities. During the Employment Term, Executive shall report to the Board. Commencing on January 1, 2024, Executive shall have all authorities, duties and responsibilities incident to his position as President and Chief Executive Officer of the Company. Subject to the oversight of the Board, as President and Chief Executive Officer, Executive shall have responsibility for, and exercise, the executive authority of the Company, including general and active management of the business of the Company and effectuating all orders and resolutions of the Board (either directly or through delegation of authority to other executives of the Company), and such other duties and responsibilities not inconsistent with the foregoing as may be reasonably assigned to him from time to time by the Board.

1.3 Work Location; Commuting Stipend. During the Employment Term, Executive will work from the Company's headquarters or such other office as mutually agreed upon by the Board and Executive (the "Company Office"). In the first year of his employment, Executive will work regularly during the workweek at the Company Office and may commute to his home in North Carolina on the weekends. In recognition of this potential commute, the Company will provide the Commuting Stipend (as defined below) during the first year of Executive's employment. Executive will be entitled to reimbursement of travel expenses to the Company's facilities (other than the Company Office), client sites and other business travel in accordance with the Company's business expense reimbursement policy. For purposes of this Agreement, "Commuting Stipend" means a monthly allowance of $1,500.00 to assist Executive in commuting from his home in North Carolina to the Company Office.

1.4 Extent of Service. During the Employment Term, Executive agrees to use Executive's full and best efforts to carry out Executive's duties and responsibilities as set forth in Section 1.2 hereof with the highest degree of loyalty and the highest standards of care and, consistent with the other provisions of this Agreement, Executive agrees to devote substantially all of Executive's business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises, provided that Executive agrees not to become engaged in any other business activity which, in the judgment of the Board, is likely to interfere with Executive's ability to discharge Executive's duties and responsibilities to the Company, violate the Centrus Code of Business Conduct or other Company employment policies, violate applicable conflict of interest laws and regulations or conflict with Executive's obligations pursuant to Section 4 below; nor shall the foregoing be construed to prevent Executive from performing personal and charitable activities and other activities approved by the Board. Executive will not serve on the board of directors of an entity unrelated to the Company or undertake other outside activities without the prior written consent of the Board.

1.5 Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $810,000.00 ("Base Salary"), payable in installments at such times as the Company customarily pays its other senior executives. Executive's Base Salary shall be reviewed annually by the Compensation, Nominating and Governance Committee of the Board (the "Compensation Committee"). Any such modified amount shall be Executive's Base Salary for purposes of this Agreement.

1.6 Retirement, Welfare and Other Benefit Plans and Programs. During the Employment Term, Executive shall be entitled to participate in the employee retirement and welfare benefit plans and programs made available to the Company's senior executives generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans. During the Employment Term, Executive shall be provided with employee benefits under the same terms as those made available to the Company's senior executives generally, as such programs may be in effect from time to time. During the Employment Term, Executive shall be entitled to vacation and sick leave in accordance with the Company's vacation, holiday and other pay for time not worked policies; provided, however, that Executive

shall be entitled to accrue four (4) weeks (i.e. 160 hours) of paid vacation per calendar year (at a rate of 6.15 hours per pay period). Nothing in this Agreement or otherwise shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time as the Board deems appropriate (with the exception of the Severance Plan (defined below) as applied to the Executive pursuant to this Agreement).

1.7 Reimbursement of Expenses. During the Employment Term, Executive shall be provided with reimbursement of reasonable expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time for the Company's other senior executives.

1.8 Incentive Compensation.

(a) *Annual Bonus*. Executive shall be eligible to participate in the Centrus Energy Corp. 2022 Executive Incentive Plan (or its successor) ("EIP"), with an annual target bonus equal to 100% of Base Salary ("Annual Bonus"). The actual amount of the Annual Bonus awarded to Executive will be based on attainment of certain individual and corporate performance goals and targets determined by the Compensation Committee, after consultation with Executive, and the Compensation Committee's determination, in its sole discretion, whether and to what extent the applicable performance goals and targets have been achieved. The Annual Bonus may be more (up to 125% of Base Salary or such higher amount as the Compensation Committee may determine in the future) or less (as low as zero) than the target amount, as determined by the Compensation Committee in its sole discretion. The Annual Bonus for a performance year will be paid at the same time annual bonuses are paid to other senior executives who are eligible to receive an annual bonus for such performance year. Except for the 2023 performance year, no minimum amount of Annual Bonus is guaranteed. For the 2023 performance year, Executive will be entitled to earn a fixed Annual Bonus in the amount of $810,000.00 multiplied by a fraction in which the numerator is the number of calendar days that Executive is actively employed by the Company in 2023 and the denominator is 365, which will be paid in in or about 2024 when annual bonuses under the Annual Bonus Plan are (or would be, if approved by the Board's Compensation Committee) paid to other senior executives. In order to earn the Annual Bonus for any applicable year during the Employment Term (including the 2023 performance year), Executive must be actively and continuously employed through the end of such year and the date such Annual Bonus is due to be paid.

(b) *Equity Compensation*. Subject to approval of the Board, Executive shall receive a grant of 20,000 of the Company's restricted stock units ("***RSUs***") with annual vesting in equal installments (i.e. 4,000 RSUs for each installment) over a five-year period (the "Initial Grant"), subject in each case to Executive obtaining DOE Q security clearance and remaining actively employed by the Company on the applicable vesting dates. Except as provided in Section 2.4 or 2.5, in all respects, the Initial Grant shall be subject to the terms and conditions of an RSU award agreement (and, as applicable, the Company's

equity incentive plan from which the Initial Grant is awarded) evidencing the terms and conditions of the Initial Grant.

(c) Up to ten percent (10%) of any Annual Bonus awarded to Executive may be paid in fully vested shares of Common Stock pursuant to an applicable Company equity plan (the "Equity Plan"), with the applicable percentage to be determined by the Compensation Committee in its sole discretion, subject to the terms and conditions of the Equity Plan, applicable securities laws, and the exception described below. The number of shares to be awarded shall be determined by multiplying the Base Salary as of the beginning of the applicable performance year by the percentage of the Annual Bonus being paid in shares to obtain the cash value of the equity award and dividing the aforementioned cash value of the equity award by the Fair Market Value (as defined in the Equity Plan) of the Common Stock on the date of issuance. The number of shares awarded will be rounded up or down to the nearest full share. Determinations by the Compensation Committee under this Section 1.8(c) shall be final, conclusive and binding upon all persons.

(d) *Long Term Incentive Cash Award.* Commencing in calendar year 2024, Executive shall be eligible each year to receive a Long Term Incentive Cash Award with a target award of 33% of Base Salary, in accordance with the terms and conditions of the EIP.

2. **Termination**. The Employment Term and Executive's employment with the Company shall terminate upon the occurrence of any of the following events (and the effective date of any such termination is referred to herein as the "Date of Termination"):

2.1 Termination by the Company without Cause; by Executive for Good Reason. The Company may terminate Executive's employment with the Company at any time without Cause or Executive may terminate his employment for Good Reason, in each case, subject to the terms of this Agreement. In the event Executive's employment is terminated by the Company for reasons other than Cause, Disability (as defined below) or failure to obtain DOE Q clearance, or is terminated by Executive for Good Reason (and not due to his death or Disability), in addition to the Accrued Obligations (as defined below) and subject to Executive satisfying the Severance Conditions (as defined below), Executive shall be entitled to the following payments and benefits in lieu of any severance benefits provided in the Company's Executive Severance Plan:

(a) A cash lump sum severance payment equal to Executive's Base Salary plus the Target Bonus in effect immediately preceding the date of termination (the "Severance Payment"). The Severance Payment shall be subject to standard withholdings and deductions and shall be paid over a twelve (12) month period in accordance with the customary payroll practices of the Company following the effective date of the Release (as defined below) and ending earlier if the Executive violates any covenant contained in Section 6.

(b) The Company shall pay or reimburse Executive for the premiums necessary for Executive to continue coverage under the Company's group medical, dental and vision insurance at the same levels in effect immediately preceding the Date of Termination

pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for the period commencing on the Date of Termination and ending on the earlier of (x) the twelve (12)-month anniversary of the Date of Termination and (y) the first date that Executive is no longer eligible for COBRA or becomes eligible for health insurance coverage from a subsequent employer.

2.2 Retirement or Other Voluntary Termination. Executive may voluntarily terminate his employment for any reason, including voluntary retirement, effective upon 30 days' prior written notice in accordance with Section 10. In such event, except for the Accrued Obligations, after the Date of Termination, Executive shall not be entitled to any further payments or benefits under this Agreement.

2.3 Failure to Obtain DOE Q Clearance. If Executive fails to obtain a DOE Q clearance within twelve (12) months following the Separation Date (which period may be extended at the discretion of the Board provided that Executive applied all reasonable efforts to expediate the DOE Q clearance process), the Company may terminate Executive at its discretion. In such circumstance, in addition to the Accrued Obligations and subject to Executive satisfying the Severance Conditions, Executive shall be entitled to receive (a) continuation of payment of Executive's Base Salary for a period of six months following the Date of Termination and (b) reimbursement of the premiums necessary for Executive to continue coverage for Executive and his eligible dependents under the Company's group medical, dental and vision insurance pursuant to COBRA for a period commencing on the Date of Termination and continuing until the earlier to occur of (x) the six month anniversary of the Date of Termination; (y) the date Executive becomes eligible to receive health care coverage from a subsequent employer and (z) the date Executive is no longer eligible to receive health care coverage pursuant to COBRA. For the avoidance of doubt, Executive will not be entitled to severance payments or benefits if Executive is terminated for Cause for failing to maintain his DOE Q clearance after receiving such DOE Q clearance.

2.4 Disability. The Company may terminate Executive's employment if Executive incurs a Disability (as defined in Section 3). Executive agrees, in the event of a dispute relating to Executive's Disability, to submit to a physical examination by a licensed physician selected by the Company. If the Company issues a Notice of Termination to Executive on account of Disability, no further payments shall be due under this Agreement following the Date of Termination other than the Accrued Obligations.

2.5 Death. If Executive dies while employed by the Company, the Company shall pay to Executive's executor, legal representative, administrator or designated beneficiary, as applicable, the Accrued Obligations. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive's executors, legal representatives, administrators, heirs or assigns.

2.6 Cause. The Company or the Board may terminate Executive's employment at any time for Cause by issuing a Notice of Termination to Executive, in which event all payments under this Agreement shall cease, except for the Accrued Obligations, provided that Executive shall not

be entitled to receive any unpaid short-term or long-term cash incentive payments, including any Annual Bonus or Long Term Cash Award payments, or any successor programs, and Executive shall forfeit any outstanding equity grants in accordance with the terms of the applicable grant agreements.

3. **Definitions**. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 3:

3.1 "Cause" shall mean, as determined by the Board in its good faith discretion, Executive's (i) conviction of, or plea of nolo contendere to, any felony or other crime involving either fraud or a breach of the Executive's duty of loyalty with respect to the Company Group or its customers or suppliers, (ii) refusal or failure to abide by a reasonable directive of the Board, which Executive fails to cure within ten (10) business days after receiving written notice from the Board, (iii) fraud, misappropriation, embezzlement, breach of fiduciary duty, material misuse of funds or property belonging to the Company or any of its parent, subsidiary or affiliated entities ("Affiliates"), or other willful or reckless misconduct in connection with the performance of the Executive's duties hereunder, (iv) material violation of the written policies of the Company or the terms of this Agreement, which (if reasonably susceptible of cure) is not fully cured by Executive within ten (10) business days after receiving written notice from the Board of such violation; or (v) any misrepresentation relating to or failure to satisfy the conditions set forth below in Section 11 of this Agreement.

3.2 "Code" shall mean the Internal Revenue Code of 1986, as amended.

3.3 "Disability" shall mean the failure or inability of the Executive, with or without a reasonable accommodation, to perform the essential functions of the Executive's job as a result of physical or mental incapacity for ninety (90) consecutive days or one hundred twenty (120) days during any three hundred sixty five (365) consecutive calendar day period.

3.4 "Good Reason" shall mean, without the Executive's express written consent, any of the following, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(a) a material diminution of Executive's duties, responsibilities or authorities in effect immediately preceding any such change for any reason other than (i) by reason of Disability or Executive taking a leave of absence or (B) the Company placing Executive on a leave of absence or taking other reasonable precautionary measures based on Executive engaging in conduct that may provide grounds for the Company to terminate Executive for Cause;

(iii) a material reduction of Executive's Base Salary or Annual Bonus opportunity (except for across-the-board reductions similarly affecting all senior executives of the Company);

(iv) a material breach of a material provision of this Agreement by the Company;

provided, however, that any such event shall not constitute Good Reason unless and until Executive shall have provided the Company with written notice thereof no later than sixty (60) days following the initial occurrence of such event and the Company shall have failed to remedy such event within thirty (30) days of receipt of such notice, and Executive shall have terminated his employment with the Company within thirty (30) days following the expiration of such remedial period.

3.5 "Notice of Termination" means a written notice by the Company or Executive that (a) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (b) specifies a Date of Termination as provided herein.

3.6 "Separation Agreement" shall mean a Separation and General Release Agreement in a form acceptable to the Board and delivered to Executive as a material condition to receiving the severance benefits set forth above in section 2.1.

3.7 "Severance Conditions" shall mean Executive's compliance with Section 4 and 15 of this Agreement, his timely execution and delivery by Executive of the Separation Agreement, which he does not revoke and allows to become enforceable, and his compliance with the terms of the Separation Agreement.

4. **Restrictive Covenants**.

4.1 Confidential Information; Inventions; Return of Property; Work Product.

(a) Executive acknowledges that the continued success of the Company and its Affiliates (collectively, "Company Group") depends upon the use and protection of a large body of confidential and proprietary information belonging to the Company Group. All such confidential and proprietary information now existing or to be developed in the future shall be referred to in this Agreement as "Confidential Information." Confidential Information shall be interpreted as broadly as possible under applicable law to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form, and whether or not specifically labeled or identified as "confidential") that is (i) not publicly or generally known (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of the Executive's unauthorized disclosure or the disclosure by other third parties that Executive knows is not by the Company) and (ii) related to the current or potential business of the Company and/or its Affiliates, including, but not limited to, the information, observations, and data obtained by the Executive during the course of the Employment Term concerning the business and affairs of the Company Group concerning (A) acquisition opportunities in or reasonably related to the Company Group's business or industry of which the Executive becomes aware prior to or during the Term, (B) identities and requirements of, contractual arrangements with, and other information regarding the Company Group's employees (including personnel files and other information), suppliers, distributors, customers, independent contractors, third-party payors, providers, or other business relations and their confidential information, including, without limitation, billing information, credit card information, bank account information, and other information concerning customers, (C) internal

business information, including development, transition, and transformation plans, methodologies and methods of doing business, strategic, staffing, training, marketing, promotional, sales, and expansion plans and practices, including plans regarding planned and potential sales, historical and projected financial information, budgets and business plans, risk management practices, negotiation strategies and practices, opinion leader lists and databases, customer service approaches, integration processes, new and existing programs and services, cost, rate, and pricing structures and terms, and requirements and costs of providing service, support, and equipment, (D) trade secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, data, and data bases, (E) computer software, including operating systems, applications, and program listings, (F) devices, discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, photographs, reports, and all similar or related information (whether or not patentable and whether or not reduced to practice), (G) copyrightable works, (H) intellectual property of every kind and description, and (I) all similar and related information in whatever form.

(b) Executive acknowledges that the Confidential Information obtained or learned by Executive during the Term from the Company Group concerning its business or affairs is its property. Therefore, Executive agrees that he shall not disclose to any unauthorized Person or use for Executive's own account any of such Confidential Information, whether or not developed by Executive, without the Board's prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of the Executive's acts or omissions to act, (ii) is required to be disclosed pursuant to any applicable law or court order, (iii) is disclosed in confidence to a federal, state or local government official or to an attorney solely to report or investigate a suspected violation of law, or (iv) is disclosed under seal in a complaint or other document filed in a lawsuit or other proceeding without fear of prosecution, liability or retaliation provided the Executive so discloses in strict adherence with 18 U.S.C. §1833. The Executive shall take reasonable and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss, and theft and agrees to deliver to the Company at the end of the Term, or at any other time the Company Group may request in writing, all copies and embodiments, in whatever form, of memoranda, notes, plans, records, reports, studies, and other documents and data, relating to the business or affairs of the Company Group (including, without limitation, all Confidential Information and Work Product) that Executive may then possess or have under the Executive's control. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit the Executive from disclosing Confidential Information as provided under Section 4.5 below.

(c) During the Term, the Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom the Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company Group any unpublished documents or any property belonging to any former employer or any other Person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. The Executive shall use in the performance of the Executive's duties only information that is (i) generally known and used by persons with training

and experience comparable to the Executive's and that is (A) common knowledge in the industry or (B) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company Group, or (iii) in the case of materials, property, or information belonging to any former employer or other Person to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person. If at any time during the Term, the Executive believes that the Executive is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations the Executive may have to former employers, then the Executive shall immediately advise the Board so that the Executive's duties can be modified appropriately.

(d) On the Date of Termination, or at any other time at the Board's request, Executive shall return to the Company all Company property and documents, including but not limited to, (i) any and all computers, tablets, electronic storage devices, computer equipment, records, notes, notebooks, reports, proposals, keys, security cards, credit cards, vendor lists, and client lists and (ii) any and all documents containing the Company's confidential, proprietary and/or trade secret information, including but not limited to any documents stored electronically on any computer, phone, tablet, electronic storage device, email account, social media account, or cloud storage account, as well any emails, instant messages, Word or Pages documents, Excel or Numbers spreadsheets, PowerPoint or KeyPoint presentations, Google Docs, Google Sheets, Google Slides, or other documents or correspondence.

(e) Executive acknowledges and agrees that all intellectual property, including all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work, and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information, and all similar or related information (whether or not patentable) that relate to the Company Group's actual or anticipated business, research, and development or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (whether alone or jointly with others) during the Term including any of the foregoing that constitutes any proprietary information or records ("Work Product"), belong to the applicable member of the Company Group. Any copyrightable work prepared in whole or in part by Executive in the course of Executive's work for any of the foregoing entities shall be deemed a "work made for hire" to the maximum extent permitted under copyright laws, and the Company shall own all rights therein. To the extent any such copyrightable work or the intellectual property rights in the Work Product is not a "work made for hire," Executive hereby assigns and agrees to assign to the applicable member of the Company Group all right, title, and interest, including, without limitation, copyright and all other intellectual property rights, in and to such copyrightable work and other Work Product. Executive shall promptly disclose such Work Product to the Board and, at the Company's expense, perform all actions reasonably requested by the Board (whether during or after the Employment Term) to establish and confirm such ownership by the Company Group (including, without limitation, assignments, consents, powers of attorney, and other instruments). Executive shall also execute and comply with the Company's standard confidentiality and invention assignment agreement, as applicable.

4.2 Noncompetition; Nonsolicitation. Executive shall not, at any time during the term of this Agreement and for a period of one year following the termination of Executive's employment for any reason (the "Restriction Period"), (a) engage or become interested as an owner or stockholder (other than as an owner or stockholder of less than three percent (3%) of the stock of a publicly owned company), partner, director, officer, employee, consultant or otherwise in any Competitor (defined below), unless such position would not require or permit Executive to work on Competitive Activities and would not involve any services that would require or permit Executive to use or disclose any of the Company's Confidential Information; (b) engage in any Competitive Activities, (c) recruit, solicit for employment, hire or engage any employee or consultant of the Company or any of its Affiliates or any person who was an employee or consultant of the Company or any of its Affiliates within two (2) years prior to the Date of Termination, or (d) solicit any customer or potential customer of the Company or any of its Affiliates with whom Executive interacted on behalf of the Company within two (2) years prior to the Date of Termination. "Competitive Activities" means enrichment of uranium, including but not limited to low-enriched uranium ("LEU") and high-assay, low-enriched uranium ("HALEU"); the sale of natural or enriched uranium; and/or any other business that the Company engages in or demonstrably plans to engage in during the two (2) years prior to the Date of Termination. "Competitor" means any company engaged in Competitive Activities and any contractor or subcontractor to any of these businesses (with respect to activities by such contractor or subcontractor that are engaged in Competitive Activities). Because of the worldwide nature of the Company's business, Executive acknowledges and agrees that these restrictions apply without any geographic limitation. Executive acknowledges that these provisions are necessary for the Company's protection and are not unreasonable, since Executive would be able to obtain employment with companies not engaged in any Competitive Business and would be able to recruit and hire personnel other than employees of the Company or any of its Affiliates. The duration and the scope of these restrictions on the Executive's activities are divisible, so that if any provision of this paragraph is held or deemed to be invalid, that provision shall be automatically modified to the extent necessary to make it valid.

4.3. *Non-Disparagement*. Following the termination of Executive's employment for any reason, subject to the provisions of Section 4.4 below, Executive shall not criticize or disparage the Company, its Affiliates or any of their respective services, directors, officers, employees, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.

4.4 *Protected Rights*.

(a) Defend Trade Secret Act Notice. Executive is hereby provided notice that under the 2016 Defend Trade Secrets Act ("DTSA"): (i) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (x) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and

(ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding so long as the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except as permitted by court order.

(b) Nothing in this Agreement is intended to prohibit Executive from (i) filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the Nuclear Regulatory Commission or any other federal, state or local government agency or commission ("Government Agencies") or a legal proceeding in court or arbitration; (ii) testifying truthfully in any Government Agency, legal or arbitral proceeding; or (iii) communicating with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency. Executive does not need the prior authorization of the Board to make any such reports or disclosures and Executive is not required to notify the Board that Executive has made such reports or disclosures. In addition, nothing in this Agreement prevents Executive from discussing or disclosing information about acts in the workplace that Executive has reason to believe violate applicable state, federal or local law, or from exercising rights (if any) under Section 7 of the National Labor Relations Act.

4.5 Severability. If, at the time of enforcement of the covenants contained in this Section 4, a court or arbitrator shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, Executive and the Company agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope, or area permitted by applicable law. Executive has been advised to consult and has consulted with legal counsel regarding the foregoing covenants and, based on such consultation, has determined and hereby acknowledges that the foregoing covenants are reasonable in terms of duration, scope, and area restrictions and are necessary to protect the goodwill of the Company Group. Executive further acknowledges and agrees that the foregoing covenants are being entered into by him in connection with the payments and benefits hereunder.

4.6 Remedies. In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 4, the Company Group would suffer material and irreparable harm and money damages would not be a sufficient or adequate remedy for any such breach and, in addition and supplementary to other rights and remedies existing in its favor whether hereunder or under any other agreement, at law or in equity, the Company Group shall be entitled to specific performance and/or injunctive or other equitable relief from a court of law or equity of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond, deposit, or other security). In addition, in the event a court of competent jurisdiction determines that the Executive has committed a material breach of Section 4.2, the Restriction Period for the Executive shall be extended with respect to Section 4.2 for the period that Executive was deemed to be in such material breach.

4.7 Survival. This Section 4 shall survive the termination of the Employment Term hereunder.

5. **Dispute Resolution**. In the event of any dispute relating to Executive's employment, the termination thereof, or this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, and unless prohibited by applicable law, the parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers' compensation claims) arising out of or relating in any way to this Agreement, its termination or any termination of Executive's employment, including whether such dispute is arbitrable, shall be settled by arbitration. This agreement to arbitrate includes but is not limited to all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims. Executive shall still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim shall be submitted to arbitration instead of a court or jury. The arbitration proceeding shall be conducted under the employment dispute resolution arbitration rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made. The decision of the arbitrator(s), including determination of the amount of any damages suffered, shall be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors and assigns. THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY AS TO ALL CLAIMS HEREUNDER.

6. **Resignation from Boards; Clawback**.

6.1 If Executive's employment with the Company terminates for any reason, Executive shall immediately resign from the Board and all other boards of directors of the Company, and any other entities for which Executive serves as a representative of the Company.

6.2 Executive agrees that Executive will be subject to any compensation clawback, recoupment and anti-hedging policies that may be generally applicable to Executive as an executive officer of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, or, to the extent so required by applicable law, with respect to Executive.

7. **Survivability**. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive's employment and this Agreement to the extent necessary to the intended preservation of such rights and obligations and shall inure to the benefit of any successors or assigns of the Company.

8. **Mitigation**. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

9. **Indemnification**. The Company agrees to indemnify and hold Executive harmless to the fullest extent permitted by the laws of the State of Delaware and under the bylaws of the Company, both as in effect at the time of the subject act or omission. In connection therewith, Executive shall

be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company's directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of his being or having been a director, officer or employee of the Company. This provision shall survive any termination of Executive's employment hereunder.

10. **Notices**. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, or by a nationally recognized overnight delivery service, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Centrus Energy Corp.
One Democracy Center, Suite 800
6901 Rockledge Drive
Bethesda, MD 20817-1818

Attention: Chairman of the Board and General Counsel

If to Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 10.

11. **Executive Representations**.

11.1 Entering the Agreement. Executive represents and warrants to the Company that (a) there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive's execution of this Agreement or Executive's employment hereunder, which is or would be inconsistent or in conflict with this Agreement or Executive's employment hereunder, or would prevent, limit or impair in any way the performance by Executive of the obligations hereunder, (b) as a material condition to commencing employment with the Company, Executive has obtained a signed written waiver from Orano USA LLC (including its parent, subsidiary and affiliated entities, collectively "Orano") that releases Executive from certain post-employment restrictive covenants set forth in Section 8 and Section 9.1(i)-(iii) of the Amended and Restated Employment Agreement, dated April 3, 2021, by and between Orano USA LLC and Executive, as reflected in Exhibit A hereto (the "Orano Waiver"); (c) Executive has complied with all obligations to return all property and documents to Orano, and will comply with his ongoing legal and contractual obligations to Orano (subject to the Orano Waiver); (d) Executive will use Executive's best efforts to obtain a DOE "Q" level security clearance within twelve months following the Effective Date, including but not limited to renouncing any citizenships that interfere or with Executive's ability to obtain DOE "Q" level security clearance, (e) Executive has secured all approvals, if any, that he is required to obtain under the laws, regulations and Executive Orders applicable to his prior employment with the

United States Government, including an opinion by the Department of Energy's Designated Agency Ethics Official as to his pre- and post-employment restrictions which are applicable to his performance under this Agreement and (f) none of the duties and obligations of Executive hereunder represents a conflict with his obligations under the laws, regulations and Executive Orders applicable as a result of his prior employment, if any, with the United States Government and any applicable post-employment restrictions, including, but not limited to, government ethics laws, regulations and executive orders. To the extent Executive knows or should have known about such obligation, Executive covenants that in connection with his provision of services to the Company, Executive shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights. Executive also will be required to (x) show proof of his right to work in the United States upon the commencement of his employment with the Company within the deadline specified by applicable law and (y) pass a pre-employment drug test.

11.2 On-going Representations. Executive represents and warrants to the Company that during the Employment Term he (a) will maintain a DOE "Q" level security clearance, (b) comply with all applicable conflict of interest laws and regulations, (c) will at all times be in full compliance with any pre- and post-employment restrictions applicable to his performance under this Agreement, and (d) adhere to the Company's Code of Business Conduct and all other Company policies and procedures.

12. **Contents of Agreement; Amendment and Assignment**.

12.1 Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof, including employment, termination and severance. This Agreement supersedes any and all agreements relating to the subject matter hereof. This Agreement cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on behalf of the Company by a member of the Board (other than Executive) and by Executive.

12.2 Successors. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives and successors of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

13. **Severability**. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any

provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

14. **Remedies Cumulative; No Waiver**. No remedy conferred upon a Party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a Party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such Party from time to time and as often as may be deemed expedient or necessary by such Party in its sole discretion.

15. **Cooperation**. During the Employment Term and thereafter, Executive shall cooperate with the Company and its subsidiaries and affiliates, upon the Company's request, with respect to any litigation, investigation, administrative procedures, or legal proceedings or inquiries that involve the Company, either now existing or which may hereafter be instituted by or against the Company, including but not limited to, appearing upon the Company's reasonable request as a witness and/or consultant in connection with any litigation, investigation, administrative procedures, or legal proceedings or inquiries. In the event the Company requires Executive's cooperation in accordance with this Section 15, the Company shall reimburse Executive for reasonable out-of-pocket expenses (including travel, lodging and meals and reasonable attorneys' fees) incurred by Executive in connection with such cooperation, subject to reasonable documentation.

16. **Beneficiaries/References**. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of Executive's incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive's beneficiary, estate or other legal representative.

17. **Section Headings**. All section headings used in this Agreement are for convenience only.

18. **Withholding Taxes**. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall be responsible for all taxes applicable to amounts payable under this Agreement.

19. **Section 409A of the Code**.

19.1 This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, to the extent applicable. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. In no event may Executive, directly or indirectly, designate the calendar year of a payment. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment.

19.2 Notwithstanding anything in this Agreement to the contrary, if Executive is a "specified employee" under Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service in order to avoid taxation under Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within five business days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive's estate within 60 days after the date of Executive's death.

20. **Voluntary Execution**. Executive acknowledges and agrees that (a) he has signed this Agreement voluntarily and without any duress or undue influence; (b) he has read this Agreement; (c) he has had the opportunity to seek and has been represented by legal counsel of his own choice in the negotiation and preparation of this Agreement; (d) he is fully aware of the legal and binding effect of this Agreement and (e) this Agreement has been mutually drafted by the Parties and shall not be construed against either Party as the drafter.

21. **Governing Law**. This Agreement shall be governed by and interpreted under the laws of the State of Maryland without giving effect to any conflict of laws provisions.

22. **Counterparts**. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Each party may execute this Agreement by signing on the designated signature block below, and by transmitting such signature page via e-mail (via PDF or TIF format) to the other parties. Any signature made and transmitted by e-mail (via PDF or TIF format) for the purpose of executing this Agreement shall be deemed an original signature for purposes of this Agreement, and shall be binding upon the party transmitting its or his signature by e-mail (including through the delivery of signed documents in PDF or TIF format or by means of DocuSign or other electronic signature platforms).

[***Signature Page Follows***]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the Effective Date.

CENTRUS ENERGY CORP.

DocuSigned by:
Mikel Williams
AC08BE46C188492...

By: Mikel H. Williams
Title: Chairman of the Board

Date: 11/16/2023 | 8:38:46 PM EST

AMIR VEXLER

DocuSigned by:
Amir Vexler
3CFCDF6C10E1459...

Amir Vexler

Date: 11/16/2023 | 8:34:56 PM EST